Exhibit 99.1

DTS Sells Digital Images Business to Reliance Big Entertainment

Agoura Hills, Calif. — April 8, 2008 — DTS, Inc. (Nasdaq: DTSI) today announced that the Company has completed the sale of its Digital Images business to Reliance Big Entertainment Ltd., a member of the Reliance ADA Group of India.

The sale, which closed on April 4 for approximately $7.5 million in cash, marks DTS’ exit from the image enhancement and restoration services business.

“We are pleased to have completed this transaction, which takes us one step closer to our goal of focusing entirely on our consumer business,” commented Jon Kirchner, president and CEO of DTS, Inc. “We are delighted to have concluded a deal with a global industry leader in the media and entertainment space that will continue to build on the considerable talent and technology of the Digital Images business and continue to serve our long-term customers.”

“DTS Digital Images, also popularly known as Lowry Digital Images, enjoys a superb reputation as the premier film imaging and restoration facility. The company fits well with the Digital Services strategy of the Reliance ADA Group in the global media and entertainment space,” said Anil Arjun, Senior Vice President of Reliance.

About DTS

DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, HD-DVD, Blu-ray Disc and Surround Music software.  Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in the United Kingdom, Ireland, France, Italy, Canada, Hong Kong, Japan and China. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc.

About DTS Digital Images

DTS Digital Images is a market leader in the digital restoration and enhancement of moving pictures. It delivers stunning picture quality using groundbreaking algorithms developed by visionary founder John Lowry. The company specializes in solving difficult film imaging problems like flicker, color breathing, dye fading, jitter and weave, mis-registration, film damage, dirt, grain buildup and lost detail. It also specializes in repairing video images with problems like dead pixels, sensor patterns, RF interference, high noise levels, poor focus and many others. DTS Digital Images has restored more than 300 of the world’s most recognized feature films with output to DVD, HiDef, 35mm film, Digital Cinema, and IMAX®. The company also works its magic on movie and television projects in production today, salvaging shots damaged in camera, in the lab, or even in airport X-ray scanners.

About Reliance ADA Group and Reliance Big Entertainment Ltd.

The Reliance Anil Dhirubhai Ambani Group (www.relianceada.com) is among India’s top three private sector business houses on all major financial parameters, with a market capitalization of US$81 billion. The interests of the Group comprise communications, financial services, generation, transmission and distribution of power, infrastructure and entertainment. As part of the Reliance ADA Group, Reliance Big Entertainment is spearheading the Group’s foray into the media and entertainment space and is building a significant presence in the Entertainment eco-system: across content, distribution platforms and services.

Investor Relations Contact:	Press Contact:

Gina DeBoutez	Tom Dixon
The Blueshirt Group for DTS	Vice President, Consumer Marketing
415-489-2184	818-706-3525
gina@blueshirtgroup.com	tom.dixon@dts.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the timing, costs and attention attendant to the divesture of the non-consumer business, the transition to the next generation optical drives and consumer adoption of such technology, the rapidly changing and competitive nature of the digital audio, consumer electronics and entertainment markets, the Company’s inclusion in or exclusion from governmental and industry standards, customer acceptance of the Company’s technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks, changes in domestic and international market and political conditions, risks related to integrating acquisitions and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov. DTS does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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